Exhibit 10.15

Indemnity Agreement

This Agreement is made as of the [DAY] day of [MONTH] 2019 between TerrAscend Corp., a body corporate incorporated under the laws of Ontario (the “Corporation”), and [NAME] (the “Indemnified Party”), an individual resident in the State of New York.

RECITALS:

A.	The Indemnified Party is or was a director and/or an officer of the Corporation or an Other Entity (as defined below), or serves or served in a capacity similar thereto for the Corporation or an Other Entity.

B.	The Corporation considers it desirable and in its best interests to enter into this Agreement to set out the circumstances and manner in which the Indemnified Party may be indemnified in respect of liabilities or exposures which the Indemnified Party may incur as a result of the Indemnified Party serving or having served as a director or an officer of the Corporation or an Other Entity, or in a capacity similar thereto in respect of the Corporation or an Other Entity, or because of that association with the Corporation or other Entity.

NOW THEREFORE, in consideration of the Indemnified Party’s services as a director and/or officer of the Corporation or an Other Entity, or in a capacity similar thereto for the Corporation or an Other Entity, the parties hereto covenant and agree as follows:

1.	Definitions. In this Agreement:

“Act” means the Ontario Business Corporations Act, as the same exists on the date hereof or may hereafter be amended.

“Claim” includes any demand, suit, action, application, litigation, claim, charge, complaint, prosecution, assessment, reassessment, investigation, inquiry, hearing or proceeding of any nature or kind whatsoever, whether civil, criminal, administrative, investigative, arbitral or otherwise, in which the Indemnified Party is involved as a result of the Indemnified Party serving or having served as a director or officer of the Corporation or an Other Entity, or in a capacity similar thereto in respect of the Corporation or an Other Entity or because of that association.

“Costs” includes any and all costs, charges and expenses actually and reasonably incurred by the Indemnified Party in respect of any Claim including, without limitation, any and all costs, charges and expenses which the Indemnified Party may reasonably incur, suffer, sustain or be required to pay in connection with investigating, initiating, preparing for, defending, serving as or being a witness, providing evidence in connection with, attending any meeting, discovery, trial or hearing, instructing or receiving advice of the Indemnified Party’s own or other counsel or other professional advisors in relation to, preparing to prosecute, defend or settle, appealing or otherwise participating in or otherwise being involved in (including in each case, on appeal), any Claim, whether or not any proceeding is commenced, including all legal and other professional fees, charges and disbursements and includes all cost, charges and expenses actually and reasonably incurred by the Indemnified Party in connection with the enforcement of the Indemnified Party’s rights under this Agreement.

“Cost Advance” means means an advance of moneys to the Indemnified Party of Costs before the final disposition of any Claim.

“Losses” includes all costs, charges, expenses, losses, damages, fees (including any legal, professional or advisory fees or disbursements), liabilities, amounts paid to settle or dispose of any Claim or satisfy any judgment, fines, penalties or liabilities, whether domestic or foreign, without limitation and including any interest thereon, and including any arising by operation of statute (including but not limited to all statutory obligations to creditors, employees, suppliers, contractors, subcontractors and any governmental authority), and whether incurred alone or jointly with others, including any amounts which the Indemnified Party may suffer, sustain, incur or be required to pay as a result of, or in connection with the investigation, defence, settlement or appeal of or preparation for any Claim or in connection with any action to establish a right to indemnification under this Agreement, including all costs, charges and expenses incidental thereto, including all reasonable travel, lodging and accommodation expenses.

“Other Entity” means any corporation, partnership, joint venture, trust, unincorporated association, unincorporated organization, unincorporated syndicate or other enterprise for which the Indemnified Party serves or served as a director or officer, or in a capacity similar thereto, at the request of the Corporation.

2.	Indemnity. Except as prohibited by applicable law, including the Act, the Corporation hereby agrees to indemnify and hold harmless the Indemnified Party, as well as his or her heirs and legal representatives, to the fullest extent permitted by applicable law, including the Act, from and against any and all Losses which the Indemnified Party may suffer, sustain, incur or be required to pay as a result of, or in connection with any Claim, provided:

a)	the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation or Other Entity, as the case may be;

b)	in the case of a Claim that involves a criminal or administrative action or proceeding that is enforced by monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct was lawful; and

c)	if the Claim involves an action by or on behalf of the Corporation or Other Entity, as the case may be, to procure a judgment in its favour against the Indemnified Party, a court of competent jurisdiction shall have approved the Indemnified Party’s indemnification, the application for such approval to be made by the Corporation at its expense and as soon as reasonably practicable (or, following any delay, by the Indemnified Party, at the expense of the Corporation).

It is the intent of the parties hereto that (i) in the event of any change, after the date of this Agreement, in any applicable law which expands the right of the Corporation to indemnify or make Cost Advances (as defined below) to a director or officer to a greater degree than would be afforded currently under the Corporation’s articles, by-laws, and this Agreement, the Indemnified Party shall receive the greater benefits afforded by such change, and (ii) this Agreement be interpreted and enforced so as to provide obligatory indemnification and Cost Advances under such circumstances as set forth in this Agreement, if any, in which the providing of indemnification or Cost Advances would otherwise be discretionary.

3.	Cost Advances. The Corporation shall make all Cost Advances to the Indemnified Party to the fullest extent permitted by law as soon as is reasonably practicable following the receipt of a demand therefor. Each such written demand will include (i) a written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party is entitled to indemnification hereunder, together with particulars of the Costs to be covered by the proposed Cost Advance; and (ii) a written undertaking by the Indemnified Party to repay all Cost Advances if and to the extent that it is determined pursuant to a final judgment that the Indemnified Party is not entitled to indemnification hereunder or that the payment of such Costs is prohibited by applicable law. Such written undertaking to repay Cost Advances will be unsecured and no interest will be charged thereon.

Notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party is, by reason of the fact that the Indemnified Party is or was a director or officer of the Corporation or of an Other Entity, or serves or served in a similar capacity thereto at the Corporation’s request, a witness or participant other than as a named party in an investigation or proceeding, the Corporation will pay to the Indemnified Party on behalf of the Corporation all out-of-pocket expenses actually and reasonably incurred by the Indemnified Party or on the Indemnified Party’s behalf in connection therewith.

4.	Taxes. For greater certainty, a Claim subject to indemnification hereunder shall include any taxes, including any assessment, reassessment, claim or other amount for taxes, charges, duties, levies, imposts or similar amounts, including any interest and penalties in respect thereof, to which the Indemnified Party may be subject or which the Indemnified Party may suffer or incur as a result of, in respect of, arising out of or referable to any indemnification of the Indemnified Party by the Corporation pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, if such payment is deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy.

5.	Partial Indemnification. If the Indemnified Party is determined by a court of competent jurisdiction to be entitled to indemnification by the Corporation under this Agreement for a portion of the Losses incurred in respect of a Claim but not for the total amount thereof, the Corporation shall indemnify the Indemnified Party for the portion to which the Indemnified Party is determined by a court of competent jurisdiction to be so entitled.

6.	Notice of Claim. The Indemnified Party shall notify the Corporation, and likewise the Corporation shall notify the Indemnified Party, in writing as soon as practicable upon receiving or being served with any demand, statement of claim, writ, assessment, reassessment, notice of motion, application, information, charges, indictment, subpoena, summons, investigation order or other document or communication commencing, threatening or continuing any Claim against which the Indemnified Party may be indemnified or seek advancement under this Agreement. Such notice shall include a copy of the document or communication initiating or threatening the Claim, a description of the Claim or threatened Claim, a summary of the facts giving rise to the Claim or threatened Claim and, if possible, an estimate of any potential liability arising under the Claim or threatened Claim. Failure by the Indemnified Party to so notify the Corporation shall not relieve the Corporation from liability under this Agreement except and only to the extent that such failure materially prejudices the Corporation.

7.	Legal Counsel. Except in respect of an action by or on behalf of the Corporation or Other Entity, as the case may be, to procure a judgment in its favour against the Indemnified Party, the Corporation may, and upon the written request of the Indemnified Party shall, promptly after receiving from or delivering to the Indemnified Party written notice of any Claim or threatened Claim as required by Section 6, assume conduct of the defence thereof in a timely manner and retain counsel on behalf of the Indemnified Party, provided that such counsel is satisfactory to the Indemnified Party, acting reasonably, to represent the Indemnified Party in respect of the Claim. In the event the Corporation assumes conduct of the defence on behalf of the Indemnified Party as contemplated by this Section7, the Indemnified Party hereby consents to the conduct thereof and to any action taken by the Corporation, in good faith, in connection therewith, and the Indemnified Party shall fully cooperate in such defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Corporation and, where applicable, to its insurers, all information reasonably required to investigate, defend or prosecute the Claim.

8.	Additional Legal Counsel. The Indemnified Party shall have the right to employ separate counsel of the Indemnified Party’s choosing in addition to the legal counsel retained by the Corporation as provided by Section 7 in connection with any Claim or other matter for which the Indemnified Party may be entitled to indemnity hereunder and to participate in the defence thereof provided the fees and disbursements of such additional counsel shall be at the Indemnified Party’s expense unless any of the following applies, in which case the legal fees and disbursements of such additional counsel shall be paid by the Corporation on behalf of the Indemnified Party: (i) the Corporation has agreed in writing to pay the fees for such additional counsel; (ii) the Corporation has not appointed counsel to assume the conduct of the defence of such Claim in a timely manner; (iii) the Corporation has appointed counsel that is not satisfactory to the Indemnified Party, acting reasonably; or (iv) the Indemnified Party obtains an opinion from independent counsel (which opinion shall be in writing and provided to the Corporation) that there is an actual or potential conflict of interest between the Indemnified Party and the Corporation such that the Indemnified Party reasonably requests separate legal counsel.

9.	No Presumption as to Absence of Good Faith. Unless a court of competent jurisdiction has finally held or decided that the Indemnified Party is not entitled to be fully or partially indemnified hereunder, the determination of any Claim by judgment, order, settlement or conviction (whether with or without court approval), or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create any presumption for the purposes of this Agreement that the Indemnified Party is not entitled to indemnity hereunder.

10.	Settlement of Claim. No admission of liability and no settlement of any Claim in a manner adverse to the Indemnified Party shall be made without the consent of the Indemnified Party, unless, in the case of a settlement by the Corporation, such settlement: (i) includes an unconditional release of the Indemnified Party from all liability arising out of such Claim; and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Indemnified Party.

11.	Other Rights and Remedies Unaffected. The rights to indemnification and payment provided in this Agreement shall not derogate from or exclude or be diminished by any other rights to which the Indemnified Party may be entitled under any provision of the Act or otherwise under applicable law, the articles or by-laws of the Corporation, the constating documents of an Other Entity, any applicable policy of insurance, guarantee or third-party indemnity, any vote of securityholders of the Corporation or an Other Entity, or otherwise, both as to matters arising out of the Indemnified Party’s capacity as a director or officer of the Corporation or Other Entity, or in a capacity similar thereto for the Corporation or an Other Entity, or as to matters arising out of any other capacity in which the Indemnified Party may act for or on behalf of the Corporation. To the extent that a change in the Act, whether by statute or judicial decision, permits greater indemnification by contract than would be afforded currently under this Agreement, it is the intent of the parties that the Indemnified Party shall enjoy by this Agreement the greater benefits so afforded by that change.

12.	Retroactive Effect. The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Agreement is intended to be retroactive and shall be available with respect to events occurring prior to the execution hereof. For greater certainty, the rights of the Indemnified Party hereunder shall vest irrevocably at the time of his or her appointment as a director or officer or in any capacity similar thereto of the Corporation or an Other Entity.

13.	Cooperation. The Corporation and the Indemnified Party shall, from time to time, provide such information and cooperate with the other, as the other may reasonably request, in respect of all matters addressed by this Agreement. The Indemnified Party shall cooperate fully with the Corporation and its insurers and provide any required information with respect to any matters relevant to or arising under any claims by the Corporation under any policy of directors’ and officers’ liability insurance in respect of or related to a Claim under this Agreement. Without limiting the foregoing, the Indemnified Party and his or her advisors shall at all times be entitled to review during regular business hours all documents, records and other information with respect to the Corporation which are under the Corporation’s control and which may be reasonably necessary in order for the Indemnified Party to defend against any Claim that relates to, arises from or is based on the Indemnified Party having acted in his or her capacity as a director or officer of the Corporation or an Other Entity or by reason of that association with the Corporation or an Other Entity, provided that the Indemnified Party shall maintain all such information in strictest confidence except to the extent necessary for the Indemnified Party’s defence. Nothing contained herein shall abrogate any legal privilege (solicitor/client, litigation or otherwise) that may be asserted by the Corporation in respect of such documents, records or information to object to disclosure to the Indemnified Party.

14.	Effective Time. This Agreement shall be deemed to have effect as and from the first date that the Indemnified Party became a director or officer of the Corporation or an Other Entity, or began serving in a capacity similar thereto for the Corporation or an Other Entity.

15.	Insolvency. The liability of the Corporation under this Agreement shall not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Indemnified Party in any bankruptcy, insolvency, receivership or other similar proceeding of creditors. The rights of the Indemnified Party under this Agreement shall not be prejudiced or impaired by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditor’s proceedings of or against the Corporation or by the winding-up or dissolution of the Corporation.

16.	Multiple Proceedings. No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto shall be a bar or defence to any further action or proceeding which may be brought under this Agreement.

17.	Term. This Agreement shall survive and continue indefinitely after the Indemnified Party has ceased to act as a director or officer of the Corporation and all Other Entities, and in all capacities similar thereto for the Corporation and all Other Entities.

18.	Deeming Provision. The Indemnified Party shall be deemed to have acted or be acting at the specific request of the Corporation upon the Indemnified Party’s being appointed or elected as a director or officer of the Corporation or an Other Entity, or into a capacity similar thereto for the Corporation or an Other Entity. No further documentation or evidence of the request to act from the Corporation to the Indemnified Party shall be required in order to entitle the Indemnified Party to the rights afforded by this Agreement.

19.	Miscellaneous.

a)	Assignment. No party hereto may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other parties hereto. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their successors, heirs, legal representatives and permitted assigns.

b)	Amendments and Waivers. No supplement, modification, amendment or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party hereto, shall be binding unless executed in writing by the party to be bound thereby.

c)	Notices. Any notice, consent or approval required or permitted to be given in connection with this Agreement (for the purposes of this Section 19(c) , a “Notice”) shall be in writing and shall be sufficiently given if delivered, whether in person, by courier service or other personal method of delivery, or if transmitted by facsimile or e-mail:

(i)	in the case of a Notice to the Indemnified Party at:

[NAME]

[ADDRESS]

[EMAIL]

(ii)	in the case of a Notice to the Corporation at:

TerrAscend Corp
P.O. Box 43125

Mississauga, Ontario

L5B 4A7
Attention: General Counsel

E-mail: legal@terrascend.com

Any Notice delivered or transmitted to a party hereto as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a day during which banks are open for business in the City of Toronto, Ontario, then the Notice shall be deemed to have been given and received on the next day during which banks are open for business in the City of Toronto, Ontario. Either party hereto may, from time to time, change its address by giving Notice to the other party in accordance with the provisions of this Section 19(c).

d)	Severability. If any part of this Agreement or the application of such part to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such part to any other or person or circumstance, shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.

e)	Further Assurances. The Corporation and the Indemnified Party shall, with reasonable diligence, do all such further acts, deeds or things and execute and deliver all such further documents as may be necessary or advisable for the purpose of assuring and conferring on the Indemnified Party the rights hereby created or intended, and of giving effect to and carrying out the intention or facilitating the performance of the terms of this Agreement.

f)	Execution and Delivery. This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together shall constitute one and the same agreement.

g)	Governing Law. This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario. The Parties hereby irrevocably submit and attorn to the jurisdiction of the courts of the Province of Ontario with respect to all matters arising out of or relating to this Agreement and all matters, agreements or documents contemplated by this Agreement. The Parties hereby waive any objections they may have to the venue being in such courts including, without limitation, any claim that any such venue is in an inconvenient forum.

h)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

i)	Interpretation. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders and the words “including” and “includes” are meant to be illustrative and not limiting.

IN WITNESS WHEREOF each of the parties hereto have duly executed this Agreement.

TERRASCEND CORP.

By:
Name:
Title:

Witness	[NAME]